UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

October 7, 2011
Date of Report (Date of earliest event reported)

DELTA NATURAL GAS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Kentucky	0-8788	61-0458329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3617 Lexington Road, Winchester, Kentucky		40391
(Address of principal executive offices)		(Zip Code)

859-744-6171
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

In our Form 10-K for the year ended June 30, 2011, which we filed on August 26, 2011, we reported that the Kentucky Department of Revenue assessed Delta Resources, Inc., our wholly owned subsidiary, $5,565,000 in taxes, penalties and interest for failure to collect and remit a 3% Utility Gross Receipts License Tax for the period of July, 2005 through June, 2011.  We protested the assessment with the Kentucky Department of Revenue.  Our position with the Department is that the Utility Gross Receipts License Tax applies only to utilities regulated by the Kentucky Public Service Commission.  Delta Resources is a natural gas marketer which is not regulated by the Kentucky Public Service Commission and, thus, we contend, exempt from the utility tax.  We reported that we were unable to predict the outcome of our protest and that as of June 30, 2011, we had not accrued any amounts related to this assessment.

Although the Kentucky Department of Revenue has not asserted a claim for the tax periods after June, 2011 or interest accrued subsequent to the initial assessment, we have calculated that unasserted liabilities through September 30, 2011 approximate $201,000.

On October 7, 2011, the Kentucky Court of Appeals issued an opinion in a case styled Commonwealth of Kentucky, Finance and Administration Cabinet, Department of Revenue v. Saint Joseph Health System, Inc.; Constellation New Energy-Gas Division, LLC; and Board of Education of Fayette County, Kentucky.  The Court reversed a lower court opinion, which had held that the Utility Gross Receipts License Tax did not apply to sales of gas by Constellation, a gas marketer, because it is not a utility.  The opinion of the Court of Appeals held that “because Constellation furnishes natural gas to Saint Joseph, Constellation is subject to imposition of the utility [gross receipts license] tax.”

We cannot predict the final judicial outcome regarding this case.  The decision is not final and further proceedings in the case are possible at the Court of Appeals.  Further, review of this decision by the Kentucky Supreme Court is possible, and we can neither predict whether such review will be sought nor what the outcome on any such review may be.

Similarly, we are unable to predict the impact of the decision on our protest that we have filed with the Department of Revenue and thus are now unable to express any belief regarding the final resolution of the assessment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA NATURAL GAS COMPANY, INC.

Date: October 13, 2011	By:	/s/John B. Brown
John B. Brown
Chief Financial Officer, Treasurer and Secretary